Exhibit (a)(1)(x)

Embratel Participações S.A.

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

Companhia Aberta

FATO RELEVANTE

Embratel Participações S.A. (“Embrapar” or the “Company”), in compliance with Instrução nº 358/02 of the Brazilian Comissão de Valores Mobiliários (“CVM”) and the provisions of items 2.14 and 5.6 of the Notice of Unified Offer to Purchase Common Shares and Preferred Shares Issued by NET Serviços de Comunicação S.A. (the “Edital”), published on October 17, 2013, informs the general public that Empresa Brasileira de Telecomunicações S.A. — Embratel will be responsible for acquiring all of the shares of NET Serviços de Comunicação S.A. subject to the tender offer (the “Offer”) that have been validly tendered into the auction for the Offer.

The Company also hereby announces, for informational purposes, that the offer price including accrued interest at the CDI Rate through the date hereof is R$29.64. Accrued interest at the CDI rate will continue to be added to the offer price through and including the date of the auction, in accordance with the terms of the Edital.

Rio de Janeiro, November 12, 2013

Embratel Participações S.A.

Isaac Berensztejn

Director of Investor Relations